Exhibit 99

Schlumberger Announces Fourth-Quarter and Full-Year 2020 Results

•	Fourth-quarter worldwide revenue of $5.5 billion increased 5% sequentially

•	Fourth-quarter GAAP EPS, including charges and credits, was $0.27

•	Fourth-quarter EPS, excluding charges and credits, of $0.22 increased 37% sequentially

•	Fourth-quarter cash flow from operations was $878 million and free cash flow was $554 million

•	Quarterly cash dividend of $0.125 per share approved

HOUSTON, January 22, 2021—Schlumberger Limited (NYSE: SLB) today reported results for the fourth-quarter and full-year 2020.

Fourth-Quarter Results	(Stated in millions, except per share amounts)
	Three Months Ended			Change
	Dec. 31, 2020	Sept. 30, 2020	Dec. 31, 2019	Sequential	Year-on-year
Revenue	$5,532	$5,258	$8,228	5%	-33%
Income (loss) before taxes - GAAP basis	$471	$(54)	$452	n/m	4%
Net income (loss) - GAAP basis	$374	$(82)	$333	n/m	12%
Diluted EPS (loss per share) - GAAP basis	$0.27	$(0.06)	$0.24	n/m	12%

Adjusted EBITDA*	$1,112	$1,018	$1,648	9%	-33%
Adjusted EBITDA margin*	20.1%	19.4%	20.0%	73 bps	6 bps
Pretax segment operating income*	$654	$575	$1,006	14%	-35%
Pretax segment operating margin*	11.8%	10.9%	12.2%	90 bps	-40 bps
Net income, excluding charges & credits*	$309	$228	$545	35%	-43%
Diluted EPS, excluding charges & credits*	$0.22	$0.16	$0.39	37%	-44%

Revenue by Geography
International	$4,343	$4,210	$5,834	3%	-26%
North America	1,167	1,034	2,339	13%	-50%
Other	22	14	55	n/m	n/m

	$5,532	$5,258	$8,228	5%	-33%

*	These are non-GAAP financial measures. See sections titled “Charges & Credits”, “Divisions”, “Geographical”, and “Supplemental Information” for details.
n/m	= not meaningful

Schlumberger CEO Olivier Le Peuch commented, “We concluded the year posting very strong fourth-quarter results, as we leveraged the industry recovery, which has now commenced. Fourth-quarter revenue grew 5% sequentially, driven by strong activity and solid execution both in North America and in the international markets. Despite seasonality, revenue grew sequentially in all four Divisions for the first time since the third quarter of 2019. I stand very proudly behind the performance of the entire Schlumberger team during the quarter, closing an exceptional year of operational resilience and performance for our customers.

“Sequentially, international revenue growth visibly outpaced rig count and was led by Latin America and a global rebound of activity in most offshore deepwater markets. In the Middle East & Asia, growth was mostly in China, India, and Oman while Saudi Arabia remained resilient. In Europe/CIS/Africa, activity increased significantly in the offshore markets of Africa and several countries in Europe offset by the seasonal winter slowdown in Russia. In North America, offshore activity in the US Gulf of Mexico grew, and on land, increased horizontal drilling and pressure pumping activity contributed to higher revenue.

	(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2020	Sept. 30, 2020	Dec. 31, 2019	Sequential	Year-on-year
Revenue by Division
Digital & Integration	$833	$740	$1,112	13%	-25%
Reservoir Performance	1,247	1,215	2,122	3%	-41%
Well Construction	1,866	1,835	3,009	2%	-38%
Production Systems	1,649	1,532	2,131	8%	-23%
Other	(63)	(64)	(146)	n/m	n/m

	$5,532	$5,258	$8,228	5%	-33%

Pretax Operating Income by Division
Digital & Integration	$270	$202	$259	33%	4%
Reservoir Performance	95	103	227	-8%	-58%
Well Construction	183	172	373	6%	-51%
Production Systems	155	132	206	18%	-24%
Other	(49)	(34)	(59)	n/m	n/m

	$654	$575	$1,006	14%	-35%

Pretax Operating Margin by Division
Digital & Integration	32.4%	27.3%	23.2%	507 bps	914 bps
Reservoir Performance	7.6%	8.4%	10.7%	-84 bps	-307 bps
Well Construction	9.8%	9.4%	12.4%	42 bps	-261 bps
Production Systems	9.4%	8.6%	9.6%	82 bps	-23 bps
Other	n/m	n/m	n/m	n/m	n/m

	11.8%	10.9%	12.2%	90 bps	-39 bps

n/m = not meaningful

“Digital & Integration revenue increased 13% sequentially driven by Asset Performance Solutions (APS) projects, increased multiclient seismic license sales, and higher digital solutions and software sales internationally. Reservoir Performance and Well Construction revenue increased 3% and 2%, respectively, due to higher activity in North America, Latin America, and in Middle East & Asia partially offset by the seasonal winter slowdown in Russia. Production Systems revenue increased 8% sequentially and grew in North America and internationally.

“Sequentially, fourth-quarter pretax operating income and adjusted EBITDA increased 14% and 9%, respectively. Pretax operating income margin and adjusted EBITDA margin expanded to reach 12% and 20%, respectively, achieving the same level as the fourth quarter of 2019 despite a 33% decline in revenue year-on-year. Sequentially, incremental EBITDA margin was 34%, demonstrating the ability of our new Divisions to enhance operating leverage, fully preparing us for the growth cycle ahead.

“Fourth-quarter cash flow from operations was $878 million and free cash flow was $554 million despite severance payments of $144 million. We are confident in our ability to further improve cash flow generation in 2021, which will allow for debt reduction.

“Regarding the macro outlook, oil prices have risen, buoyed by recent supply-led OPEC+ policy, the ongoing COVID-19 vaccine rollout, and multinational economic stimulus actions—driving optimism for an oil demand recovery throughout 2021. We believe this sets the stage for oil demand to recover to 2019 levels no later than 2023, or earlier as per recent industry analysts’ reports, reinforcing a multiyear cycle recovery as the global economy strengthens. Absent a setback in these macro assumptions, this will translate to meaningful activity increases both in North America and internationally.

“In North America, spending and activity momentum will continue in the first half of 2021 towards maintenance levels, albeit moderated by capital discipline and industry consolidation. Internationally, following the seasonal effects of the first quarter of 2021, and as OPEC+ responds to strengthening oil demand, higher spending is expected from the second quarter of 2021 onwards. Accelerated activity will extend beyond the short-cycle markets and will be broad, including offshore, as witnessed during the fourth quarter.

“The quality of our results in the fourth quarter of 2020 validates the progress of our performance strategy and the reinvention of Schlumberger in this new chapter for the industry. Building from the swift execution and scale of our cost-out program, we exited the year with quarterly margins reset to 2019 levels as the upcycle begins. On the back of our high-graded and restructured business portfolio, we see a clear path to achieve double-digit margins in North America and visible international margin improvement in 2021. Given the depth, diversity, and executional capability of our international business, we are uniquely positioned to benefit as international spending accelerates in the near- and midterm.

“By leveraging our new Basin and Division structure, we are fully set to capitalize on the growth drivers of the future of our industry, particularly as we accelerate our digital growth ambition and lead in the production and recovery market. Finally, to meet our long-term ambition to bring lower carbon and carbon-neutral energy sources and technology to market, we are visibly expanding our New Energy portfolio, to contribute to the transformation of a more resilient, sustainable, and investable energy services industry.”

Other Events

On December 31, 2020, Schlumberger closed the contribution to Liberty Oilfield Services Inc. (Liberty) of OneStim®, Schlumberger’s onshore hydraulic fracturing business in the United States and Canada, including its pressure pumping, pumpdown perforating, and Permian frac sand businesses, in exchange for a 37% equity interest in Liberty.

On January 21, 2021, Schlumberger’s Board of Directors approved a quarterly cash dividend of $0.125 per share of outstanding common stock, payable on April 8, 2021 to stockholders of record on February 17, 2021.

Revenue by Geographical Area

	(Stated in millions)

	Three Months Ended			Change
	Dec. 31, 2020	Sept. 30, 2020	Dec. 31, 2019	Sequential	Year-on-year
North America	$1,167	$1,034	$2,339	13%	-50%
Latin America	969	828	1,142	17%	-15%
Europe/CIS/Africa	1,366	1,397	2,018	-2%	-32%
Middle East & Asia	2,008	1,985	2,674	1%	-25%
Other	22	14	55	n/m	n/m

	$5,532	$5,258	$8,228	5%	-33%

n/m = not meaningful

Certain prior period amounts have been reclassified to conform to the current period presentation.

North America

North America area revenue of $1.2 billion increased 13% sequentially with strong growth both on land and offshore. Land revenue increased driven by Well Construction activity on higher rig count and OneStim activity through additional fleet redeployments. Offshore revenue grew due to higher sales of subsea production systems and year-end multiclient seismic licenses.

International

Revenue in the Latin America area of $969 million increased 17% sequentially with continued strength in Ecuador, Colombia, offshore Brazil, Guyana, and Argentina. Ecuador revenue increased on APS projects, higher sales of well production systems, increased intervention services, and a rebound in drilling activity. Revenue increased in Colombia from drilling project startups, in Brazil from the resumption of offshore drilling and sales of production systems, in Guyana from increased intervention and stimulation activity, and in Argentina from higher drilling activity.

Europe/CIS/Africa area revenue of $1.4 billion decreased 2% sequentially mainly due to the seasonal winter activity slowdown in Russia & Central Asia while activity increased significantly in Angola, Nigeria, Gabon, and several countries in Europe. Revenue increased in Angola from drilling project startups, in Scandinavia from increased sales of subsea and well production systems, in Gabon and Nigeria from new project startups, and in Mozambique from multiclient seismic license sales. Significant digital solutions and software sales were made in Russia, Scandinavia, Romania, Ukraine, and Turkey.

Revenue in the Middle East & Asia area of $2.0 billion increased 1% sequentially. Revenue growth was mainly in China, India, and Oman, partially offset by declines in Egypt, East Asia, and Kuwait. Revenue in China increased from sales of production systems and digital solutions and higher drilling and measurement activity. Production Systems sales drove growth in India and Oman but declined in Egypt, East Asia, and Kuwait. Revenue in Saudi Arabia was resilient as reduced stimulation, logging, and drilling activity was offset by higher sales of production systems. Qatar revenue was also resilient as reduced stimulation activity was offset by higher drilling activity.

Results by Division

Digital & Integration

	(Stated in millions)

	Three Months Ended			Change
	Dec. 31, 2020	Sept. 30, 2020	Dec. 31, 2019	Sequential	Year-on-year
Revenue	$833	$740	$1,112	13%	-25%
Pretax operating income	$270	$202	$259	33%	4%
Pretax operating margin	32.4%	27.3%	23.2%	507 bps	914 bps

Digital & Integration revenue of $833 million, 83% of which came from the international markets, increased 13% sequentially. International revenue increased by 14% and North America revenue increased by 6% sequentially. Digital & Integration revenue increased from APS projects, increased multiclient seismic license sales in Mozambique, US land, and the US Gulf of Mexico, and higher digital solutions and software sales internationally.

Digital & Integration pretax operating margin of 32% expanded by 507 bps sequentially. The margin expansion was primarily in the international markets and was driven by improved profitability across APS projects, digital solutions, and multiclient seismic license sales from higher activity.

Reservoir Performance

	(Stated in millions)

	Three Months Ended			Change
	Dec. 31, 2020	Sept. 30, 2020	Dec. 31, 2019	Sequential	Year-on-year
Revenue	$1,247	$1,215	$2,122	3%	-41%
Pretax operating income	$95	$103	$227	-8%	-58%
Pretax operating margin	7.6%	8.4%	10.7%	-84 bps	-307 bps

Reservoir Performance revenue of $1.2 billion, 73% of which came from the international markets, increased 3% sequentially. International revenue declined 3% while North America revenue increased 23% sequentially. The revenue increase was driven by higher OneStim activity in North America, higher intervention services from project startups in Ecuador and Colombia, and increased intervention and stimulation activity in Guyana. This increase, however, was partially offset by seasonality in Russia and reduced stimulation, intervention, and evaluation activity in Saudi Arabia and Qatar.

Reservoir Performance pretax operating margin of 8% decreased 84 bps sequentially driven by seasonality in Russia despite improved North American activity.

Well Construction

	(Stated in millions)

	Three Months Ended			Change
	Dec. 31, 2020	Sept. 30, 2020	Dec. 31, 2019	Sequential	Year-on-year
Revenue	$1,866	$1,835	$3,009	2%	-38%
Pretax operating income	$183	$172	$373	6%	-51%
Pretax operating margin	9.8%	9.4%	12.4%	42 bps	-261 bps

Well Construction revenue of $1.9 billion, 84% of which came from the international markets, increased 2% sequentially. International and North America revenue increased 1% and 7%, respectively. The revenue increase was due to higher measurement, drilling, and fluids activity in North America, Latin America, and the Middle East & Asia, partially offset by seasonality in Russia. The North America revenue increase was driven by higher rig count on land while the Latin America revenue growth was due to the resumption of drilling in Ecuador, offshore Brazil, Guyana, and Argentina, and from project startups in Colombia. The revenue increase in Africa was a result of project startups in Angola, Gabon, and Nigeria, while the Middle East & Asia growth was driven by higher drilling activity in China and Qatar.

Sequentially, Well Construction pretax operating margin of 10% improved by 42 bps. North America margin improved due to higher drilling activity on land while international margin was essentially flat.

Production Systems

	(Stated in millions)

	Three Months Ended			Change
	Dec. 31, 2020	Sept. 30, 2020	Dec. 31, 2019	Sequential	Year-on-year
Revenue	$1,649	$1,532	$2,131	8%	-23%
Pretax operating income	$155	$132	$206	18%	-24%
Pretax operating margin	9.4%	8.6%	9.6%	82 bps	-23 bps

Production Systems revenue of $1.6 billion, 74% of which came from the international markets, increased 8% sequentially. International and North America revenue increased 7% and 11%, respectively, due to higher subsea, midstream, and surface production systems sales and services activity across all areas. Revenue increased in subsea production systems in North America, Scandinavia, Nigeria, Angola, China, and India. Revenue increased in surface production systems in North America, Argentina, Saudi Arabia, and Iraq. Midstream production systems sales increased in Brazil, Mexico, Saudi Arabia, Oman, and North Africa.

Production Systems pretax operating margin of 9% increased by 82 bps sequentially due to a higher contribution from the long-cycle business of subsea, and profitability improvement in well and surface production systems due to cost reduction measures and higher activity.

Quarterly Highlights

The recovery cycle has begun, digital adoption is accelerating, and sanctioned projects are commencing on land and offshore, while others are approaching FID. In this improving environment, Schlumberger continues to win multiyear contract awards, particularly internationally. Awards during the quarter include:

•

Schlumberger and OMV have signed a five-year contract—valued at up to USD 160 million—to deploy AI and digital solutions, enabled by the DELFI* cognitive E&P environment, across OMV’s entire enterprise. The OMV upstream subsurface team has already simulated 200 model realizations more than 70% faster using AI-enhanced workflows in the DELFI environment and planned eight wells in the time it would normally take to plan one using the DrillPlan* coherent well construction planning solution. Following this agreement, the two companies will collaborate to enhance efficiencies across OMV’s global operations, leveraging precise reservoir knowledge to accelerate both well and field development planning.

•

OneSubsea was awarded a contract by Petrobras to provide subsea production systems equipment, installation and commissioning, and intervention services for the Mero 3 project 180 km offshore Rio de Janeiro in the Libra Block. The Mero 3 subsea production systems scope encompasses 12 vertical subsea trees designed for Mero Field technical requirements and four subsea distribution units, spare parts, and related services. The subsea trees will be connected to an FPSO designed to produce 180,000 bbl/d.

•

Kuwait Oil Company (KOC) awarded Schlumberger a large seven-year, performance-based contract, covering the installation of up to 1,650 electric submersible pumps (ESPs) over the period. This award comes as KOC seeks to improve long-term production from its maturing fields, for which ESP technology is ideally suited.

The new industry landscape demands increased discipline in capital investment and maximum efficiencies in production and recovery. Schlumberger creates and deploys technology and processes to help customers increase value from their existing assets by enhancing production and boosting recovery. Examples from the quarter include:

•

In Libya, Schlumberger won an integrated 100-well project and has reactivated and enhanced production from the first group of 35 wells, helping Arabian Gulf Oil Company (AGOCO) achieve its production increase objectives. Teams spanning our portfolio are collaborating on the project, which includes front-end engineering, candidate selection, and intervention execution on shut-in wells. The group of wells delivered to AGOCO is now generating double the daily oil production and 45% less water compared with their performance prior to being shut in.

•

In Indonesia, Schlumberger successfully deployed ACTive* real-time downhole coiled tubing services and CIRP* completion insertion and removal under pressure equipment for the first time in the country to perforate 800 ft of net interval in one trip for Pertamina EP Cepu. The rigless intervention solutions enabled an effective completion method with minimum intervention runs and accurate depth placement on high-rate gas wells. This is also the first Schlumberger worldwide application for ACTive DTS* distributed temperature measurement and inversion analysis on a live well flowing 60 MMscf/d of gas with 8,000 ppm H2S and 25% CO2. This project is considered a key milestone for the country and is expected to produce gas from Jambaran-Tiung Biru Field with average raw gas production of 315 MMscf/d from six wells by Q4 2021.

•

In Libya, Schlumberger completed the conversion of 24 wells from gas lift to ESPs for Sirte Oil Company, enabling them to exceed 2020 production targets within budget. Prior to installing the ESPs, a combination of technology—including the RAZOR BACK* casing cleaning tool, MAGNOSTAR* high-capacity magnet, and the USI* ultrasonic imager—were used to prepare and inspect the casing. Continuous monitoring using Lift IQ* production life cycle management service minimized downtime, maximized production, and reduced total operating cost across all 24 wells, contributing to the completion of the project—which resulted in 20,000 bbl/d of incremental production—ahead of schedule.

Our fit-for-basin approach as part of our performance strategy is helping operators address their challenges and extend their technical limits. Through innovative technology adapted for local geological context, business models tailored to regional dynamics, and enhanced in-country value, Schlumberger is at the forefront of basin innovation to deliver a step change in performance for our customers. Examples from the quarter include:

•

In Argentina, YPF S.A. worked closely with Schlumberger to drill the first pad of superlateral wells through the unconventional Vaca Muerta Formation. The addition of NeoSteer* at-bit steerable systems to comprehensive reservoir management and characterization led to the successful drilling of extended-reach laterals to lengths beyond 3,887 m, enabling access to a million-barrel oil reserve that would have otherwise been unmonetizable. The NeoSteer CL* curve and lateral at-bit steerable system delivered the longer, smoother laterals YPF required.

•

In Malaysia, TruLink* definitive dynamic survey-while-drilling service technology was deployed in three wells for PETRONAS Carigali, offshore Sarawak. TruLink service technology incorporates continuous six-axis surveys—a cutting-edge replacement for conventional, static six-axis measurements while drilling. Using definitive dynamic surveying technology has enabled the PETRONAS drilling team to eliminate up to a day of rig time per well while delivering a step change in wellbore positional certainty.

As the industry continues to embrace digital transformation, we are working with customers and domain experts to develop and apply novel AI and machine learning solutions, made available on our digital platform, to create a step change in process efficiency.

•

In the United Arab Emirates, Schlumberger, AIQ, and Group 42 (G42) have signed a strategic agreement to collaborate on the development and deployment of AI, machine learning, and data solutions for the global exploration and production (E&P) market. G42, a leading AI and cloud computing company in the region, have created a joint venture with the Abu Dhabi National Oil Company (ADNOC) to create AIQ. The three companies will leverage their combined domain knowledge in digital technology, high-performance computing, and cloud storage capabilities to accelerate digital transformation within the global energy industry and unlock new levels of efficiency.

A diverse range of customers continue to adopt Schlumberger digital technologies across several geographies and use cases, from increasing enterprisewide performance to advancing national energy strategy, with the aim to improve asset efficiency, operational cost, and performance.

•

PETRONAS will work with Schlumberger to deploy an intelligent data platform and digital solutions enabled by the DELFI cognitive E&P environment. This deployment will enable users to rapidly assess multiple development scenarios at scale against diverse market conditions, driving down field development costs and improving investment decisions.

•

In Brazil, Enauta, a leading domestic offshore exploration company, became one of a growing number of midsize companies to adopt the Schlumberger DELFI cognitive E&P environment for their digital journey. The scalable, open, and collaborative DELFI environment will enable Enauta to achieve improved efficiency, accuracy, and cross-domain integration.

The application of our digital solutions also extends beyond our core industry and will support customers actively participating in the energy transition.

•

In the Netherlands, Energie Beheer Nederland (EBN B.V.), a company established by the Dutch Ministry of Economic Affairs and Climate Policy, has selected the DELFI cognitive E&P environment to support the implementation of the nation’s energy transition strategy. The Netherlands intends to lead Continental Europe in carbon capture and storage while it continues to develop renewable and sustainable energy sources such as geothermal energy. The cloud-based DELFI environment and SaaS model will provide flexibility while being robust enough to manage the scale and complexity of the subsurface solutions required to achieve these objectives across a portfolio of energy sources.

Decarbonization is not only a necessity, but a tremendous opportunity for Schlumberger, where we can leverage our intellectual and business capital consistent with our commitment to being at the forefront of our industry’s shift toward more sustainable energy production. Schlumberger New Energy focuses on low-carbon and carbon-neutral energy technologies. The portfolio build-out continues to gain momentum, accelerating throughout 2020.

•

In the hydrogen domain, Schlumberger New Energy, the French Alternative Energies and Atomic Energy Commission (CEA) and partners obtained approval from the European Commission to form Genvia™, a clean hydrogen production technology venture. In a unique private-public partnership model, Genvia combines the expertise and experience of Schlumberger with CEA, and partners. The new venture will accelerate the development and the first industrial deployment of the CEA high-temperature reversible solid-oxide electrolyzer technology. The aim of the venture is to deliver the most efficient and cost-effective technology for producing clean hydrogen, a versatile energy carrier and key component of the energy transition.

•

In the geo-energy domain, Celsius Energy, a Schlumberger New Energy venture, began heating the Schlumberger Technology Center in Clamart, France, with the first installation of its novel solution for heating and cooling buildings. CO2 footprint is reduced considerably while maintaining thermal comfort in the facility using geo-energy from the subsurface through a proprietary small footprint network of 10 shallow wells combined with a heat exchange system. An automated digital platform is set up to control temperature and optimize energy in this 3,000-square-meter building throughout the year.

Financial Tables

Condensed Consolidated Statement of Income (Loss)

	(Stated in millions, except per share amounts)

	Fourth Quarter		Twelve Months
Periods Ended December 31,	2020	2019	2020	2019
Revenue	$5,532	$8,228	$23,601	$32,917
Interest & other income (1)	69	25	163	86
Gains on sales of businesses (1)	104	247	104	247
Expenses
Cost of revenue	4,828	7,127	21,000	28,720
Research & engineering	129	190	580	717
General & administrative	71	129	365	474
Impairments & other (1)	62	456	12,658	13,148
Interest	144	146	563	609

Income (loss) before taxes (1)	$471	$452	$(11,298)	$(10,418)
Tax (benefit) expense (1)	89	109	(812)	(311)

Net income (loss) (1)	$382	$343	$(10,486)	$(10,107)
Net income attributable to noncontrolling interests	8	10	32	30

Net income (loss) attributable to Schlumberger (1)	$374	$333	$(10,518)	$(10,137)

Diluted earnings (loss) per share of Schlumberger (1)	$0.27	$0.24	$(7.57)	$(7.32)

Average shares outstanding	1,392	1,384	1,390	1,385
Average shares outstanding assuming dilution	1,411	1,396	1,390	1,385

Depreciation & amortization included in expenses (2)	$583	$848	$2,566	$3,589

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs, and APS investments.

Condensed Consolidated Balance Sheet

	(Stated in millions)

Assets	Dec. 31, 2020	Dec. 31, 2019
Current Assets
Cash and short-term investments	$3,006	$2,167
Receivables	5,247	7,747
Other current assets	4,666	5,616

	12,919	15,530
Fixed assets	6,826	9,270
Multiclient seismic data	317	568
Goodwill	12,980	16,042
Intangible assets	3,455	7,089
Other assets	6,072	7,813

	$42,569	$56,312

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$8,442	$10,663
Estimated liability for taxes on income	1,015	1,209
Short-term borrowings and current portion of long-term debt	850	524
Dividends payable	184	702

	10,491	13,098
Long-term debt	16,036	14,770
Deferred taxes	19	491
Postretirement benefits	1,049	967
Other liabilities	2,485	2,810

	30,080	32,136
Equity	12,489	24,176

	$42,569	$56,312

Liquidity

	(Stated in millions)

Components of Liquidity	Dec. 31, 2020	Sept. 30, 2020	Dec. 31, 2019
Cash and short-term investments	$3,006	$3,837	$2,167
Short-term borrowings and current portion of long-term debt	(850)	(1,292)	(524)
Long-term debt	(16,036)	(16,471)	(14,770)

Net Debt (1)	$(13,880)	$(13,926)	$(13,127)

Details of changes in liquidity follow:
Periods Ended December 31,	Twelve Months 2020	Fourth Quarter 2020	Twelve Months 2019
Net income (loss)	$(10,486)	$382	$(10,107)
Charges and credits, net of tax (2)	11,474	(65)	12,191

	988	317	$2,084
Depreciation and amortization (3)	2,566	583	3,589
Stock-based compensation expense	397	79	405
Change in working capital	(833)	(11)	(551)
Other	(174)	(90)	(96)

Cash flow from operations (4)	2,944	878	5,431

Capital expenditures	(1,116)	(258)	(1,724)
APS investments	(303)	(51)	(781)
Multiclient seismic data capitalized	(101)	(15)	(231)

Free cash flow (5)	1,424	554	2,695

Dividends paid	(1,734)	(174)	(2,769)
Stock repurchase program	(26)	—	(278)
Proceed from employee stock plans	—	—	219
Business acquisitions and investments, net of cash acquired plus debt assumed	(33)	—	(23)
Net proceeds from divestitures and formation of Sensia	434	109	586
Repayment of finance lease obligations	(188)	(188)	—
Other	(35)	(32)	(204)

Change in net debt before impact of changes in foreign exchange rates on net debt	(158)	269	226
Impact of changes in foreign exchange rates on net debt	(595)	(223)	(79)

Increase in Net Debt	(753)	46	147
Net Debt, beginning of period	(13,127)	(13,926)	(13,274)

Net Debt, end of period	$(13,880)	$(13,880)	$(13,127)

(1)

“Net Debt” represents gross debt less cash, short-term investments, and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Net Debt is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, total debt.

(2)	See section entitled “Charges & credits” for details.
(3)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs, and APS investments.
(4)

Includes severance payments of $843 million and $144 million during the twelve months and fourth quarter ended December 31, 2020, respectively; and $128 million and $24 million during the twelve months and fourth quarter ended December 31, 2019, respectively.

(5)

“Free cash flow” represents cash flow from operations less capital expenditures, APS investments, and multiclient seismic data costs capitalized. Management believes that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of Schlumberger’s ability to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, cash flow from operations.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this fourth-quarter and full-year 2020 earnings release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). In addition to the non-GAAP financial measures discussed under “Liquidity”, net income (loss), excluding charges & credits, as well as measures derived from it (including diluted EPS, excluding charges & credits; Schlumberger net income (loss), excluding charges & credits; effective tax rate, excluding charges & credits; and adjusted EBITDA) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures enables it to evaluate more effectively Schlumberger’s operations period over period and to identify operating trends that could otherwise be masked by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of certain of these non-GAAP measures to the comparable GAAP measures. For a reconciliation of adjusted EBITDA to the comparable GAAP measure, please refer to the section titled “Supplemental Information” (Item 12).

	Fourth Quarter 2020
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Schlumberger net income (GAAP basis)	$471	$89	$8	$374	$0.27
Gain on sale of OneStim (1)	(104)	(11)	—	(93)	(0.07)
Unrealized gain on marketable securities (2)	(39)	(9)	—	(30)	(0.02)
Other	62	4	—	58	0.04

Schlumberger net income, excluding charges & credits	$390	$73	$8	$309	$0.22

	Third Quarter 2020
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Schlumberger net loss (GAAP basis)	$(54)	$19	$9	$(82)	$(0.06)
Facility exit charges	254	39	—	215	0.15
Workforce reductions	63	—	—	63	0.05
Other	33	1	—	32	0.02

Schlumberger net income, excluding charges & credits	$296	$59	$9	$228	$0.16

	Fourth Quarter 2019
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS *
Schlumberger net income (GAAP basis)	$452	$109	$10	$333	$0.24
North America restructuring	225	51	—	174	0.12
Other restructuring	104	(33)	—	137	0.10
Workforce reduction	68	8	—	60	0.04
Pension settlement	37	8	—	29	0.02
Repurchase of bonds	22	5	—	17	0.01
Gain on formation of Sensia joint venture (1)	(247)	(42)	—	(205)	(0.15)

Schlumberger net income, excluding charges & credits	$661	$106	$10	$545	$0.39

	(Stated in millions, except per share amounts)

	Twelve Months 2020
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Schlumberger net loss (GAAP basis)	$(11,298)	$(812)	$32	$(10,518)	$(7.57)
Fourth quarter:
Gain on sale of OneStim (1)	(104)	(11)	—	(93)	(0.07)
Unrealized gain on marketable securities (2)	(39)	(9)	—	(30)	(0.02)
Other	62	4	—	58	0.04
Third quarter:
Facility exit charges	254	39	—	215	0.15
Workforce reductions	63	—	—	63	0.05
Other	33	1	—	32	0.02
Second quarter:			—	—
Workforce reductions	1,021	71	—	950	0.68
APS investments	730	15	—	715	0.51
Fixed asset impairments	666	52	—	614	0.44
Inventory write-downs	603	49	—	554	0.40
Right-of-use asset impairments	311	67	—	244	0.18
Costs associated with exiting certain activities	205	(25)	—	230	0.17
Multiclient seismic data impairment	156	2	—	154	0.11
Repurchase of bonds	40	2	—	38	0.03
Postretirement benefits curtailment gain	(69)	(16)	—	(53)	(0.04)
Other	60	4	—	56	0.04
First quarter:
Goodwill	3,070	—	—	3,070	2.21
Intangible assets	3,321	815	—	2,506	1.80
APS investments	1,264	(4)	—	1,268	0.91
North America pressure pumping	587	133	—	454	0.33
Workforce reductions	202	7	—	195	0.14
Other	79	9	—	70	0.05
Valuation allowance	—	(164)	—	164	0.12

Schlumberger net income, excluding charges & credits	$1,217	$229	$32	$956	$0.68

	(Stated in millions, except per share amounts)

	Twelve Months 2019
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS *
Schlumberger net loss (GAAP basis)	$(10,418)	$(311)	$30	$(10,137)	($7.32)
Fourth quarter:
North America restructuring	225	51	—	174	0.13
Other restructuring	104	(33)	—	137	0.10
Workforce reduction	68	8	—	60	0.04
Pension settlement	37	8	—	29	0.02
Repurchase of bonds	22	5	—	17	0.01
Gain on formation of Sensia (2)	(247)	(42)	—	(205)	(0.15)
Third quarter:
Goodwill	8,828	43	—	8,785	6.34
North America pressure pumping	1,575	344	—	1,231	0.89
Intangible Assets	1,085	248	—	837	0.60
Other North America-related	310	53	—	257	0.19
Asset Performance Solutions	294	—	—	294	0.21
Equity-method investments	231	12	—	219	0.16
Argentina	127	—	—	127	0.09
Other	242	13	—	229	0.17

Schlumberger net income, excluding charges & credits	$2,483	$399	$30	$2,054	$1.47

* Does not add due to rounding.

(1)	Classified in Gain on sales of businesses in the Condensed Consolidated Statement of Income (Loss).
(2)	Classified in Interest & other income in the Condensed Consolidated Statement of Income (Loss).

Unless otherwise noted, all Charges & Credits are classified in Impairments & other in the Condensed Consolidated Statement of Income (Loss).

Divisions

(Stated in millions)

	Three Months Ended
	Dec. 31, 2020		Sept. 30, 2020		Dec. 31, 2019
	Revenue	Income Before Taxes	Revenue	Income (Loss) Before Taxes	Revenue	Income Before Taxes
Digital & Integration	$833	$270	$740	$202	$1,112	$259
Reservoir Performance	1,247	95	1,215	103	2,122	227
Well Construction	1,866	183	1,835	172	3,009	373
Production Systems	1,649	155	1,532	132	2,131	206
Eliminations & other	(63)	(49)	(64)	(34)	(146)	(59)

Pretax segment operating income		654		575		1,006
Corporate & other		(132)		(151)		(215)
Interest income(1)		5		3		8
Interest expense(1)		(137)		(131)		(138)
Charges & credits(2)		81		(350)		(209)

	$5,532	$471	$5,258	$(54)	$8,228	$452

(Stated in millions)

	Full Year 2020
	Revenue	Income (Loss) Before Taxes	Depreciation and Amortization (3)	Net Interest Expense (4)	Adjusted EBITDA (5)	Capital Investments (6)
Digital & Integration	$3,076	$731	$615	$13	$1,359	$413
Reservoir Performance	5,602	353	549	11	913	384
Well Construction	8,605	866	580	1	1,447	420
Production Systems	6,650	623	338	—	961	240
Eliminations & other	(332)	(172)	276	2	106	63

		2,401	2,358	27	4,786	1,520
Corporate & Other		(681)	208		(473)
Interest income (1)		31
Interest expense (1)		(534)
Charges & credits (2)		(12,515)

	$23,601	$(11,298)	$2,566	$27	$4,313	$1,520

(Stated in millions)

	Full Year 2019
	Revenue	Income (Loss) Before Taxes	Depreciation and Amortization (3)	Net Interest Expense(4)	Adjusted EBITDA (5)	Capital Investments (6)
Digital & Integration	$4,145	$882	$1,069	$19	$1,970	$1,020
Reservoir Performance	9,299	992	807	13	1,812	569
Well Construction	11,880	1,429	656	—	2,085	650
Production Systems	8,167	847	390	(1)	1,236	384
Eliminations & other	(574)	(172)	250	(1)	77	113

		3,978	3,172	30	7,180	2,736
Corporate & Other		(957)	417		(540)
Interest income (1)		33
Interest expense (1)		(571)
Charges & credits (2)		(12,901)

	$32,917	$(10,418)	$3,589	$30	$6,640	$2,736

(1)	Excludes amounts which are included in the segments’ results.
(2)	See section entitled “Charges & Credits” for details.
(3)	Includes depreciation of property, plant and equipment and amortization of intangible assets, APS investments and multiclient data seismic costs.
(4)	Excludes interest income and expense recorded at the corporate level.
(5)	Adjusted EBITDA represents income (loss) before taxes excluding depreciation and amortization, interest income, interest expense, and charges & credits.
(6)	Capital investments includes capital expenditures, APS investments, and multiclient seismic data costs capitalized.

Geographical

(Stated in millions)

	Full Year 2020
	Revenue	Income (Loss) Before Taxes	Depreciation and Amortization (3)	Net Interest Expense (4)	Adjusted EBITDA (5)
International	$18,002	$2,658	$1,613	$4	$4,275
North America	5,478	102	499	21	622
Eliminations & other	121	(359)	246	2	(111)

		2,401	2,358	27	4,786
Corporate & Other		(681)	208		(473)
Interest income (1)		31
Interest expense (1)		(534)
Charges & credits (2)		(12,515)

	$23,601	$(11,298)	$2,566	$27	$4,313

(Stated in millions)

	Full Year 2019
	Revenue	Income (Loss) Before Taxes	Depreciation and Amortization (3)	Net Interest Expense (4)	Adjusted EBITDA (5)
International	$22,242	$3,645	$2,004	$7	$5,656
North America	10,446	526	955	22	1,503
Eliminations & other	229	(193)	213	1	21

		3,978	3,172	30	7,180
Corporate & Other		(957)	417		(540)
Interest income (1)		33
Interest expense (1)		(571)
Charges & credits (2)		(12,901)

	$32,917	$(10,418)	$3,589	$30	$6,640

(1)	Excludes amounts which are included in the segments’ results.
(2)	See section entitled “Charges & Credits” for details.
(3)	Includes depreciation of property, plant and equipment and amortization of intangible assets, APS investments, and multiclient data seismic costs.
(4)	Excludes interest income and expense recorded at the corporate level.
(5)	Adjusted EBITDA represents income (loss) before taxes excluding depreciation and amortization, interest income, interest expense, and charges & credits.

Supplemental Information

1)	What is the capital investment guidance for the full-year 2021?

Capital investment (comprised of capex, multiclient, and APS investments) for the full-year 2021 is expected to be between $1.5 to $1.7 billion. Capital investment in 2020 was $1.5 billion.

2)	What were cash flow from operations and free cash flow for the fourth quarter of 2020?

Cash flow from operations for the fourth quarter of 2020 was $878 million and free cash flow was $554 million, despite making $144 million of severance payments during the quarter.

3)	What were the cash flow from operations and free cash flow for the full year of 2020?

Cash flow from operations for the full year of 2020 was $2.9 billion. Free cash flow for the full year of 2020 was $1.4 billion, despite making $843 million of severance payments during the year.

4)	What was included in “Interest and other income” for the fourth quarter of 2020?

“Interest and other income” for the fourth quarter of 2020 was $69 million. This amount consisted of an unrealized gain on marketable securities of $39 million (see section “Charges & Credits”), earnings of equity method investments of $25 million, and interest income of $5 million.

5)	How did interest income and interest expense change during the fourth quarter of 2020?

Interest income of $5 million for the fourth quarter of 2020 increased $2 million sequentially. Interest expense of $144 million increased $6 million sequentially.

6)	What is the difference between Schlumberger’s consolidated income (loss) before taxes and pretax segment operating income?

The difference consists of corporate items, charges and credits, and interest income and interest expense not allocated to the segments as well as stock-based compensation expense, amortization expense associated with certain intangible assets, certain centrally managed initiatives, and other nonoperating items.

7)	What was the effective tax rate (ETR) for the fourth quarter of 2020?

The ETR for the fourth quarter of 2020, calculated in accordance with GAAP, was 18.9% as compared to –35.1% for the third quarter of 2020. Excluding charges and credits, the ETR for the fourth quarter of 2020 was 18.8% as compared to 19.9% for the third quarter of 2020.

8)	How many shares of common stock were outstanding as of December 31, 2020 and how did this change from the end of the previous quarter?

There were 1.392 billion shares of common stock outstanding as of December 31, 2020 and 1.392 billion as of September 30, 2020.

(Stated in millions)
Shares outstanding at September 30, 2020	1,392
Vesting of restricted stock	—

Shares outstanding at December 31, 2020	1,392

9)

What was the weighted average number of shares outstanding during the fourth quarter of 2020 and third quarter of 2020? How does this reconcile to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share, excluding charges and credits?

The weighted average number of shares outstanding was 1.392 billion during the fourth quarter of 2020 and 1.391 billion during the third quarter of 2020. The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share, excluding charges and credits.

	(Stated in millions)

	Fourth Quarter 2020	Third Quarter 2020
Weighted average shares outstanding	1,392	1,391
Unvested restricted stock	19	18

Average shares outstanding, assuming dilution	1,411	1,409

10)	What are the components of depreciation and amortization expense for the fourth quarter of 2020 and the third quarter of 2020?

The components of depreciation and amortization expense for the fourth quarter of 2020 and third quarter of 2020 were as follows:

	(Stated in millions)

	Fourth Quarter 2020	Third Quarter 2020
Depreciation of fixed assets	$374	$385
Amortization of APS investments	88	87
Amortization of intangible assets	79	79
Amortization of multiclient seismic data costs capitalized	42	36

	$583	$587

11)	What was the amount of WesternGeco multiclient sales in the fourth quarter of 2020?

Multiclient sales, including transfer fees, were $61 million in the fourth quarter of 2020 and $44 million in the third quarter of 2020.

12)	What was Schlumberger’s adjusted EBITDA in the fourth quarter of 2020, the third quarter of 2020, the fourth quarter of 2019, full-year 2020, and full-year 2019?

Schlumberger’s adjusted EBITDA was $1.112 billion in the fourth quarter of 2020, $1.018 billion in the third quarter of 2020, and $1.648 billion in the fourth quarter of 2019, and was calculated as follows:

	(Stated in millions)

	Fourth Quarter 2020	Third Quarter 2020	Fourth Quarter 2019
Net income (loss) attributable to Schlumberger	$374	$(82)	$333
Net income attributable to noncontrolling interests	$8	9	10
Tax expense	$89	19	109

Income (loss) before taxes	$471	$(54)	$452
Charges & credits	(81)	350	209
Depreciation and amortization	583	587	848
Interest expense	144	138	146
Interest income	(5)	(3)	(7)

Adjusted EBITDA	$1,112	$1,018	$1,648

Schlumberger’s adjusted EBITDA was $4.313 billion in full-year 2020 and $6.640 billion in full-year 2019, and was calculated as follows:

	(Stated in millions)

	2020	2019
Net loss attributable to Schlumberger	$(10,518)	$(10,137)
Net income attributable to noncontrolling interests	32	30
Tax benefit expense	(812)	(311)

Loss before taxes	$(11,298)	$(10,418)
Charges & credits	12,515	12,901
Depreciation and amortization	2,566	3,589
Interest expense	563	609
Interest income	(33)	(41)

Adjusted EBITDA	$4,313	$6,640

Adjusted EBITDA represents income before taxes excluding charges & credits, depreciation and amortization, interest expense, and interest income. Management believes that adjusted EBITDA is an important profitability measure for Schlumberger and that it allows investors and management to more efficiently evaluate Schlumberger’s operations period over period and to identify operating trends that could otherwise be masked. Adjusted EBITDA is also used by management as a performance measure in determining certain incentive compensation. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.

13)	What are the components of the net pretax charges & credits recorded during the fourth quarter of 2020?

The component of the net pretax charges & credits are as follows (in millions):

Gain on sale of OneStim(a)	$(104)
Unrealized gain on marketable securities(b)	(39)
Other(c)	62

$(81)

(a)

On December 31, 2020, Schlumberger contributed its onshore hydraulic fracturing business in the United States and Canada (OneStim), including its pressure pumping, pumpdown perforating, and Permian frac sand business, to Liberty Oilfield Services, Inc. (Liberty) in exchange for a 37% interest in Liberty. As a result of this transaction, Schlumberger recorded a gain of $104 million. This gain is classified in Gains on sales of businesses in the Condensed Consolidated Statement of Income (Loss).

(b)

During the fourth quarter of 2020, a start-up company that Schlumberger previously invested in completed an initial public offering. As a result, Schlumberger recognized an unrealized gain of $39 million to increase the carrying value of this investment to its fair value. This unrealized gain is reflected in Interest & other income in the Condensed Consolidated Statement of Income (Loss).

(c)

During the fourth quarter of 2020, Schlumberger entered into an agreement to purchase new software licenses. This transaction rendered certain previously purchased licenses obsolete. As a result, Schlumberger wrote off the remaining $61 million of net book value associated with the obsolete software licenses. This charge is reflected in Impairments & other in the Condensed Consolidated Statement of Income (Loss).

About Schlumberger

Schlumberger (SLB: NYSE) is a technology company that partners with customers to access energy. Our people, representing over 160 nationalities, are providing leading digital solutions and deploying innovative technologies to enable performance and sustainability for the global energy industry. With expertise in more than 120 countries, we collaborate to create technology that unlocks access to energy for the benefit of all.

Find out more at www.slb.com

*Mark of Schlumberger or Schlumberger companies.

Notes

Schlumberger will hold a conference call to discuss the earnings press release and business outlook on Friday, January 22, 2021. The call is scheduled to begin at 8:30 a.m. US Eastern Time. To access the call, which is open to the public, please contact the conference call operator at +1 (844) 721-7241 within North America, or +1 (409) 207-6955 outside North America, approximately 10 minutes prior to the call’s scheduled start time, and provide the access code 2660129. At the conclusion of the conference call, an audio replay will be available until February 22, 2021 by dialing +1 (866) 207-1041 within North America, or +1 (402) 970-0847 outside North America, and providing the access code 5881344. The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. A replay of the webcast will also be available at the same website until February 22, 2021.

For more information, contact

Ndubuisi Maduemezia – Vice President of Investor Relations, Schlumberger Limited

Joy V. Domingo – Director of Investor Relations, Schlumberger Limited

Office +1 (713) 375-3535

investor-relations@slb.com

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This fourth-quarter and full-year 2020 earnings release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of its Divisions (and for specified business lines or geographic areas within each Division); oil and natural gas demand and production growth; oil and natural gas prices; pricing; Schlumberger’s response to, and preparedness for, the COVID-19 pandemic and other widespread health emergencies; improvements in operating procedures and technology; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger, including digital and “fit for basin,” as well as the strategies of Schlumberger’s customers; Schlumberger’s restructuring efforts and charges recorded as a result of such efforts; access to raw materials; our effective tax rate; Schlumberger’s APS projects, joint ventures and other alliances; future global economic and geopolitical conditions; future liquidity; and future results of operations, such as margin levels. These statements are subject to risks and uncertainties, including, but not limited to, changing global economic conditions; changes in exploration and production spending by Schlumberger’s customers, and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of Schlumberger’s customers and suppliers, particularly during extended periods of low prices for crude oil and natural gas; Schlumberger’s inability to achieve its financial and performance targets and other forecasts and expectations; Schlumberger’s inability to sufficiently monetize assets; the extent of future charges; general economic, geopolitical, and business conditions in key regions of the world; foreign currency risk; pricing pressure; weather and seasonal factors; unfavorable effects of health pandemics; availability and cost of raw materials; operational modifications, delays, or cancellations; challenges in Schlumberger’s supply chain; production declines; Schlumberger’s inability to recognize intended benefits from its business strategies and initiatives, such as digital or Schlumberger New

Energy; as well as its restructuring and structural cost reduction plans; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services, and climate-related initiatives; the inability of technology to meet new challenges in exploration; the competitiveness of alternative energy sources or product substitutes; and other risks and uncertainties detailed in this fourth-quarter and full-year 2020 earnings release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Statements in this fourth-quarter and full-year 2020 earnings release are made as of the date of this release, and Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events, or otherwise.

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